EXHIBIT NO. 99.2
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           BIG FLOWER COMMENCES TENDER OFFER AND CONSENT SOLICITATION
                     FOR 10 3/4% SENIOR SUBORDINATED NOTES.

         New York City (June 25, 1997) --Big Flower Press Holdings, Inc. (NYSE:BGF), a leading advertising and marketing services company, today announced that it has commenced a tender offer and consent solicitation for all of its outstanding 10 3/4% Senior Subordinated Notes due 2003, issued pursuant to an Indenture dated as of August 1, 1993 (the "1993 Notes"), and all of its outstanding 10 3/4% Senior Subordinated Notes due 2003, issued pursuant to an Indenture dated as of April 15, 1994 (the "1994 Notes" and, together with the 1993 Notes, the "Notes").

         The consideration for each $1,000 principal amount of Notes tendered pursuant to the tender offer will be equal to (i) the greater of (A) $1,080.00 or (B) the present value on the payment date of $1,040.31 per Note (the amount payable on August 1, 1998, which is the first date on which the Notes are redeemable (the "Earliest Redemption Date")) and all future interest payments payable up to the Earliest Redemption Date, determined on the basis of a yield to the Earliest Redemption Date equal to the sum of (x) the yield on the 6.25% U.S. Treasury Note due July 31, 1998 (the "Reference Security"), as calculated on July 9, 1997 (the "Price Determination Date"), plus (y) 65 basis points (such price being rounded to the nearest cent per $1,000 principal amount of Notes) (such consideration referred to as the "Total Consideration"), minus (ii) $30.00 per each $1,000 principal amount of the Notes, which is equal to the Consent Payment referred to below, plus (iii) accrued and unpaid interest to, but not including, the date that the Notes are accepted for payment pursuant to the tender offer (the "Payment Date"), payable on the Payment Date. The tender offer expires at 5:00 p.m., New York City time, on July 23, 1997 unless extended (the "Expiration Date"). In the event the tender offer is extended for any period longer than ten business days from the previously scheduled Expiration


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Date, a new Price Determination Date will be established, which will be the tenth business day immediately preceding the Expiration Date as so extended.

         In conjunction with the tender offer, Big Flower is soliciting consents of registered holders of Notes to certain proposed amendments to the Indentures pursuant to which the Notes were issued. The Company will pay to holders who validly consent to the proposed amendments on or prior to 5:00 p.m., New York City time, on the Expiration Date an amount in cash equal to $30.00 for each $1,000 principal amount of the Notes for which consents have been validly delivered and not validly revoked (the "Consent Payment"), with such payment to be made on the Payment Date if, but only if, the Notes are accepted for payment pursuant to the terms of the tender offer.

         Holders of Notes must tender their Notes on or prior to the Expiration Date in order to receive the Total Consideration. The tender offer is subject to the satisfaction of certain conditions, including the valid tender of at least a majority in aggregate principal amount of the outstanding Notes of each series.

         BT Securities Corporation, Credit Suisse First Boston Corporation and Goldman, Sachs & Co. are the dealer managers and MacKenzie Partners, Inc. is information agent.

         Big Flower is a leading advertising and marketing services company with expentise in advertising insert programs, circulation-building newspaper products, outsourced digital premedia and content management services, specialized direct mail products, commercial games and fragrance samplers. Its 1996 annualized revenues were approximately $1.4 billion.

For more information, contact:              Nancy Murray
                                            Big Flower Press
                                            212.521.1606


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